EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2016	2015	2016	2015

Revenues
Natural Gas Pipelines	1,314	1,286	2,627	2,591
Liquids Pipelines	416	460	852	903
Energy	1,021	885	1,775	2,011
	2,751	2,631	5,254	5,505
Income from Equity Investments	66	119	201	256
Operating and Other Expenses
Plant operating costs and other	754	767	1,469	1,521
Commodity purchases resold	375	426	845	1,107
Property taxes	128	123	269	257
Depreciation and amortization	444	440	898	874
Asset impairment charges	—	—	211	—
	1,701	1,756	3,692	3,759
Loss on Sale of Assets	—	—	(4)	—
Financial Charges
Interest expense	514	331	934	649
Interest income and other	(117)	(81)	(318)	(67)
	397	250	616	582
Income before Income Taxes	719	744	1,143	1,420
Income Tax Expense
Current	55	26	89	94
Deferred	219	224	255	363
	274	250	344	457
Net Income	445	494	799	963
Net income attributable to non-controlling interests	52	40	132	99
Net Income Attributable to Controlling Interests	393	454	667	864
Preferred share dividends	28	25	50	48
Net Income Attributable to Common Shares	365	429	617	816

Net Income per Common Share
Basic and diluted	$0.52	$0.60	$0.88	$1.15
Dividends Declared per Common Share	$0.565	$0.52	$1.13	$1.04

Weighted Average Number of Common Shares (millions)
Basic	703	709	703	709
Diluted	703	710	703	710

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2016	2015	2016	2015

Net Income	445	494	799	963
Other Comprehensive Income/(Loss), Net of Income Taxes
Foreign currency translation gains/(losses) on net investment in foreign operations	5	(137)	(207)	332
Change in fair value of net investment hedges	(6)	58	(8)	(208)
Change in fair value of cash flow hedges	55	(36)	16	(21)
Reclassification to net income of (losses)/gains on cash flow hedges	(40)	(11)	40	33
Reclassification to net income of actuarial gains and prior service costs on pension and other post-retirement benefit plans	4	10	8	17
Other comprehensive income on equity investments	4	4	7	7
Other comprehensive income/(loss) (Note 9)	22	(112)	(144)	160
Comprehensive Income	467	382	655	1,123
Comprehensive income attributable to non-controlling interests	54	10	28	217
Comprehensive Income Attributable to Controlling Interests	413	372	627	906
Preferred share dividends	28	25	50	48
Comprehensive Income Attributable to Common Shares	385	347	577	858
See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2016	2015	2016	2015

Cash Generated from Operations
Net income	445	494	799	963
Depreciation and amortization	444	440	898	874
Asset impairment charges	—	—	211	—
Deferred income taxes	219	224	255	363
Income from equity investments	(66)	(119)	(201)	(256)
Distributed earnings received from equity investments	82	145	253	280
Employee post-retirement benefits expense, net of funding	(20)	15	(9)	30
Loss on sale of assets	—	—	4	—
Equity allowance for funds used during construction	(67)	(37)	(124)	(70)
Unrealized (gains)/losses on financial instruments	(224)	(109)	(153)	9
Other	18	8	23	21
Decrease/(increase) in operating working capital	218	(92)	138	(485)
Net cash provided by operations	1,049	969	2,094	1,729
Investing Activities
Capital expenditures	(982)	(966)	(1,818)	(1,772)
Capital projects in development	(90)	(172)	(157)	(335)
Contributions to equity investments	(114)	(105)	(284)	(198)
Restricted cash	(13,113)	—	(13,113)	—
Acquisitions, net of cash acquired	(4)	—	(999)	—
Proceeds from sale of assets, net of transaction costs	—	—	6	—
Distributions received in excess of equity earnings	824	64	912	110
Deferred amounts and other	(20)	25	(20)	204
Net cash used in investing activities	(13,499)	(1,154)	(15,473)	(1,991)
Financing Activities
Notes payable (repaid)/issued, net	(853)	(749)	323	(470)
Long-term debt issued, net of issue costs	10,335	84	12,327	2,361
Long-term debt repaid	(933)	(867)	(2,290)	(1,883)
Junior subordinated notes issued, net of issue costs	—	917	—	917
Dividends on common shares	(397)	(368)	(762)	(709)
Dividends on preferred shares	(23)	(24)	(46)	(46)
Distributions paid to non-controlling interests	(62)	(54)	(124)	(108)
Common shares/subscription receipts issued, net of issue costs	4,371	1	4,374	11
Common shares repurchased	—	—	(14)	—
Preferred shares issued, net of issue costs	492	—	492	243
Partnership units of subsidiary issued, net of issue costs	82	27	106	31
Net cash provided by/(used in) financing activities	13,012	(1,033)	14,386	347
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(73)	(13)	(130)	16
Increase/(decrease) in Cash and Cash Equivalents	489	(1,231)	877	101
Cash and Cash Equivalents
Beginning of period	1,238	1,821	850	489
Cash and Cash Equivalents
End of period	1,727	590	1,727	590
See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated balance sheet

		June 30,	December 31,
(unaudited - millions of Canadian $)		2016	2015
ASSETS
Current Assets
Cash and cash equivalents		1,727	850
Accounts receivable		1,517	1,388
Inventories		394	323
Other		970	1,353
		4,608	3,914
Restricted Cash		13,113	—
Plant, Property and Equipment	net of accumulated depreciation of $22,739 and $22,299, respectively	45,125	44,817
Equity Investments		5,619	6,214
Regulatory Assets		1,118	1,184
Goodwill		4,523	4,812
Intangible and Other Assets		2,987	3,050
Restricted Investments		528	351
		77,621	64,342
LIABILITIES
Current Liabilities
Notes payable		1,421	1,218
Accounts payable and other		2,656	3,021
Subscription receipts		4,419	—
Accrued interest		582	520
Current portion of long-term debt		773	2,547
		9,851	7,306
Regulatory Liabilities		1,615	1,159
Other Long-Term Liabilities		1,108	1,260
Deferred Income Tax Liabilities		5,210	5,144
Long-Term Debt		39,152	28,909
Junior Subordinated Notes		2,264	2,409
		59,200	46,187
Common Units of TC PipeLines, LP Subject to Rescission		106	—
EQUITY
Common shares, no par value		12,125	12,102
Issued and outstanding:	June 30, 2016 - 703 million shares
	December 31, 2015 - 703 million shares
Preferred shares		2,992	2,499
Additional paid-in capital		—	7
Retained earnings		2,576	2,769
Accumulated other comprehensive loss (Note 9)		(979)	(939)
Controlling Interests		16,714	16,438
Non-controlling interests		1,601	1,717
		18,315	18,155
		77,621	64,342
Commitments and Guarantees (Note 13)
Variable Interest Entities (Note 14)
Subsequent Event (Note 15)

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of equity

	six months ended June 30
(unaudited - millions of Canadian $)	2016	2015
Common Shares
Balance at beginning of period	12,102	12,202
Shares issued on exercise of stock options	29	12
Shares repurchased	(6)	—
Balance at end of period	12,125	12,214
Preferred Shares
Balance at beginning of period	2,499	2,255
Shares issued under public offering, net of issue costs	493	244
Balance at end of period	2,992	2,499
Additional Paid-In Capital
Balance at beginning of period	7	370
Issuance of stock options, net of exercises	5	5
Dilution impact from TC PipeLines, LP units issued	12	4
Impact of common shares repurchased	(8)	—
Impact of asset drop down to TC PipeLines, LP	(38)	(213)
Reclassification of Additional Paid-In Capital deficit to Retained Earnings	22	—
Balance at end of period	—	166
Retained Earnings
Balance at beginning of period	2,769	5,478
Net income attributable to controlling interests	667	864
Common share dividends	(794)	(737)
Preferred share dividends	(44)	(46)
Reclassification of Additional Paid-In Capital deficit to Retained Earnings	(22)	—
Balance at end of period	2,576	5,559
Accumulated Other Comprehensive Loss
Balance at beginning of period	(939)	(1,235)
Other comprehensive (loss)/income	(40)	42
Balance at end of period	(979)	(1,193)
Equity Attributable to Controlling Interests	16,714	19,245
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,717	1,583
Net income attributable to non-controlling interests
TC PipeLines, LP	110	89
Portland	22	10
Other comprehensive (loss)/income attributable to non-controlling interests	(104)	118
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	106	31
Decrease in TransCanada's ownership of TC PipeLines, LP	(19)	(6)
Reclassification to Common Units of TC PipeLines, LP Subject to Rescission	(106)	—
Distributions declared to non-controlling interests	(125)	(107)
Balance at end of period	1,601	1,718
Total Equity	18,315	20,963

See accompanying notes to the condensed consolidated financial statements.

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Notes to condensed consolidated financial statements
(unaudited)

1. Basis of presentation
These condensed consolidated financial statements of TransCanada Corporation (TransCanada or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TransCanada’s annual audited consolidated financial statements for the year ended December 31, 2015, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TransCanada’s 2015 Annual Report.
These condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2015 audited consolidated financial statements included in TransCanada’s 2015 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s Natural Gas Pipelines segment due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines. Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.
USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TransCanada is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the consolidated financial statements for the year ended December 31, 2015, except as described in Note 2, Accounting changes.
2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2016
Extraordinary and unusual income statement items
In January 2015, the FASB issued new guidance on extraordinary and unusual income statement items. This update eliminates from U.S. GAAP the concept of extraordinary items. This new guidance was effective January 1, 2016, was applied prospectively and did not have a material impact on the Company’s consolidated financial statements.
Consolidation
In February 2015, the FASB issued new guidance on consolidation. This update requires that entities re-evaluate whether they should consolidate certain legal entities and eliminates the presumption that a general partner should

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consolidate a limited partnership. This new guidance was effective January 1, 2016, was applied retrospectively and did not result in any change to the Company's consolidation conclusions. Disclosure requirements outlined in the new guidance are included in Note 14, Variable Interest Entities.
Imputation of interest
In April 2015, the FASB issued new guidance on simplifying the accounting for debt issuance costs. The amendments in this update require that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with debt discounts or premiums. This new guidance was effective January 1, 2016, was applied retrospectively and resulted in a reclassification of debt issuance costs previously recorded in Intangible and other assets to an offset of their respective debt liabilities on the Company’s consolidated balance sheet.
Business combinations
In September 2015, the FASB issued guidance which intends to simplify the accounting measurement period adjustments in business combinations. The amended guidance requires an acquirer to recognize adjustments to the provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. In the period the adjustment was determined, the guidance also requires the acquirer to record the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. This new guidance was effective January 1, 2016, was applied prospectively and did not have a material impact on the Company's consolidated financial statements.
FUTURE ACCOUNTING CHANGES
Revenue from contracts with customers
In 2014, the FASB issued new guidance on revenue from contracts with customers. This guidance supersedes the current revenue recognition requirements and most industry-specific guidance. This new guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of this new standard to January 1, 2018, with early adoption not permitted before January 1, 2017. There are two methods in which the amendment can be applied: (1) retrospectively to each prior reporting period presented, or (2) retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently identifying existing customer contracts or groups of contracts that are within the scope of the new guidance and has begun an assessment in order to determine any impact on the consolidated financial statements.
Inventory
In July 2015, the FASB issued new guidance on simplifying the measurement of inventory. The amendments in this update specify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This new guidance is effective January 1, 2017 and will be applied prospectively. The Company does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.
Financial instruments
In January 2016, the FASB issued new guidance on the accounting for equity investments and financial liabilities. The new guidance will change the income statement effect of equity investments and the recognition of changes in fair value of financial liabilities when the fair value option is elected. The new guidance also requires the Company to assess valuation allowances for deferred tax assets related to available-for-sale debt securities in combination with their other deferred tax assets. This new guidance is effective January 1, 2018. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.

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Leases
In February 2016, the FASB issued new guidance on leases. The new guidance requires lessees to recognize most leases, including operating leases, on the balance sheet as lease assets and lease liabilities. In addition, lessees may be required to reassess assumptions associated with existing leases as well as to provide expanded qualitative and quantitative disclosures. The new standard does not make extensive changes to lessor accounting. The new guidance is effective January 1, 2019 and will be applied using a modified retrospective approach. The Company is currently identifying existing lease agreements that are within the scope of the new guidance that may have an impact on its consolidated financial statements as a result of adopting this new standard.
Derivatives and hedging
In March 2016, the FASB issued new guidance that clarifies the requirements for assessing whether contingent call or put options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The new guidance requires only an assessment of the four-step decision sequence outlined in GAAP to determine whether the economic characteristics and risks of call or put options are clearly and closely related to the economic characteristics and risks. This new guidance is effective January 1, 2017 and the Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Equity method investments
In March 2016, the FASB issued new guidance that simplifies the transition to equity method accounting. The new guidance eliminates the requirement to retroactively apply the equity method of accounting when an increase in ownership interest in an investment qualifies it for equity method accounting. This new guidance is effective January 1, 2017 and will be applied prospectively. The Company does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.
Employee share-based payments
In March 2016, the FASB issued new guidance that simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance also permits entities to make an accounting policy election either to continue to estimate the total number of awards for which the requisite service period will not be rendered or to account for forfeitures when they occur. This new guidance is effective January 1, 2017 and the Company does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that significantly changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than a direct write-down of the amortized cost basis. The new guidance is effective January 1, 2020 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on the consolidated financial statements.

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3. Segmented information

three months ended June 30	Natural Gas Pipelines		Liquids Pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015

Revenues	1,314	1,286	416	460	1,021	885	—	—	2,751	2,631
Income/(loss) from equity investments	40	39	(1)	—	27	80	—	—	66	119
Plant operating costs and other	(391)	(440)	(121)	(131)	(191)	(172)	(51)	(24)	(754)	(767)
Commodity purchases resold	—	—	—	—	(375)	(426)	—	—	(375)	(426)
Property taxes	(83)	(86)	(23)	(16)	(22)	(21)	—	—	(128)	(123)
Depreciation and amortization	(288)	(282)	(67)	(66)	(82)	(84)	(7)	(8)	(444)	(440)
Segmented earnings/(losses)	592	517	204	247	378	262	(58)	(32)	1,116	994
Interest expense									(514)	(331)
Interest income and other									117	81
Income before income taxes									719	744
Income tax expense									(274)	(250)
Net income									445	494
Net income attributable to non-controlling interests									(52)	(40)
Net income attributable to controlling interests									393	454
Preferred share dividends									(28)	(25)
Net income attributable to common shares									365	429

six months ended June 30	Natural Gas Pipelines		Liquids Pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015

Revenues	2,627	2,591	852	903	1,775	2,011	—	—	5,254	5,505
Income/(loss) from equity investments	91	93	(1)	—	111	163	—	—	201	256
Plant operating costs and other	(763)	(842)	(246)	(246)	(358)	(385)	(102)	(48)	(1,469)	(1,521)
Commodity purchases resold	—	—	—	—	(845)	(1,107)	—	—	(845)	(1,107)
Property taxes	(177)	(176)	(46)	(39)	(46)	(42)	—	—	(269)	(257)
Depreciation and amortization	(575)	(561)	(137)	(129)	(170)	(169)	(16)	(15)	(898)	(874)
Asset impairment charges	—	—	—	—	(211)	—	—	—	(211)	—
Loss on sale of assets	(4)	—	—	—	—	—	—	—	(4)	—
Segmented earnings/(losses)	1,199	1,105	422	489	256	471	(118)	(63)	1,759	2,002
Interest expense									(934)	(649)
Interest income and other									318	67
Income before income taxes									1,143	1,420
Income tax expense									(344)	(457)
Net income									799	963
Net income attributable to non-controlling interests									(132)	(99)
Net income attributable to controlling interests									667	864
Preferred share dividends									(50)	(48)
Net income attributable to common shares									617	816

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TOTAL ASSETS

(unaudited - millions of Canadian $)	June 30, 2016	December 31, 2015

Natural Gas Pipelines	30,996	31,039
Liquids Pipelines	15,928	16,046
Energy	14,916	15,558
Corporate	15,781	1,699
	77,621	64,342

4. Asset impairment
Power Purchase Arrangements
On March 7, 2016, TransCanada issued notice to the Balancing Pool of the decision to terminate its Sheerness and Sundance A PPAs. In accordance with a provision in the PPAs, a buyer is permitted to terminate the arrangement if a change in law occurs that makes the arrangement unprofitable or more unprofitable. As a result of recent changes in law surrounding the Alberta Specified Gas Emitters Regulation, the Company expects increasing costs related to carbon emissions to continue throughout the remaining terms of the PPAs resulting in increasing unprofitabilty. As such, at March 31, 2016, the Company recognized a non-cash impairment charge of $211 million ($155 million after-tax) in its Energy segment, which represents the carrying value of the PPAs.
On March 7, 2016, TransCanada also issued notice to the Balancing Pool of the decision to terminate its Sundance B PPA. The Sundance B PPA is held in the ASTC Power Partnership in which the Company holds a 50 per cent ownership interest. As a result, the Company recognized a non-cash impairment charge of $29 million ($21 million after-tax) in its Energy segment, which represents the carrying value of the equity investment. This impairment charge is included in Income from equity investments on the condensed consolidated statement of income.
5. Income taxes
At June 30, 2016, the total unrecognized tax benefit of uncertain tax positions was approximately $19 million (December 31, 2015 - $17 million). TransCanada recognizes interest and penalties related to income tax uncertainties in income tax expense. Included in income tax expense for the three and six months ended June 30, 2016 is $1 million for interest expense and nil for penalties (June 30, 2015 - nil for interest expense and nil for penalties). At June 30, 2016, the Company had $5 million accrued for interest expense and nil accrued for penalties (December 31, 2015 - $4 million accrued for interest expense and nil for penalties).
The effective tax rates for the six-month periods ended June 30, 2016 and 2015 were 30 per cent and 32 per cent, respectively. The lower effective tax rate in 2016 was primarily the result of lower flow-through taxes in 2016 on Canadian regulated pipelines and changes in the proportion of income earned between Canadian and foreign jurisdictions.

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6. Long-term debt
LONG-TERM DEBT ISSUED
The Company issued long-term debt in the six months ended June 30, 2016 as follows:

(unaudited - millions of Canadian $, unless noted otherwise)	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	June 2016	Acquisition Bridge Facility[1]	June 2018	US $5,213	Floating
	June 2016	Medium Term Notes	July 2023	$300	3.690% [2]
	June 2016	Medium Term Notes	June 2046	$700	4.350%
	January 2016	Senior Unsecured Notes	January 2019	US $400	3.125%
	January 2016	Senior Unsecured Notes	January 2026	US $850	4.875%
ANR PIPELINE COMPANY
	June 2016	Senior Unsecured Notes	June 2026	US $240	4.140%
TRANSCANADA PIPELINE USA LTD.
	June 2016	Acquisition Bridge Facility[1]	June 2018	US $1,700	Floating
TUSCARORA GAS TRANSMISSION COMPANY
	April 2016	Term Loan	April 2019	US $9.5	Floating

[1]
These facilities were put in place to finance a portion of the Columbia acquisition and bear interest at Libor plus an applicable margin. Proceeds from specified asset sales must be used to repay these facilities. Proceeds from these facilities are held in Restricted cash. See Note 15, Subsequent event for more information.

[2]	Reflects coupon rate. Re-issuance yield was 2.69 per cent.
LONG-TERM DEBT RETIRED
The Company retired long-term debt in the six months ended June 30, 2016 as follows:

(unaudited - millions of Canadian $, unless noted otherwise)	Retirement date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	June 2016	Senior Unsecured Notes	US $84	7.69%
	June 2016	Senior Unsecured Notes	US $500	Floating
	January 2016	Senior Unsecured Notes	US $750	0.75%
NOVA GAS TRANSMISSION LTD.
	February 2016	Debentures	$225	12.2%
In the three and six months ended June 30, 2016, TransCanada capitalized interest related to capital projects of $46 million and $87 million (2015 - $71 million and $141 million).

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7. Common units of TC PipeLines, LP subject to rescission
In connection with the late filing of an employee-related Form 8-K with the SEC, in March 2016, TC PipeLines, LP became ineligible to use the then effective shelf registration statement upon the filing of its 2015 Annual Report. As a result, it was determined that the purchasers of the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016 under the TC PipeLines, LP ATM program may have a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distribution paid, upon the return of such units to TC PipeLines, LP. No unitholder has claimed or attempted to exercise any rescission rights to date and these rights expire one year from the date of purchase of the unit.
At June 30, 2016, $106 million (US$82 million) was recorded as Common Units of TC PipeLines, LP Subject to Rescission on the Condensed consolidated balance sheet. The Company classified these 1.6 million common units outside Equity because the potential rescission rights of the units are not within the control of the Company.
8. Equity and share capital
COMMON SHARES
In January 2016, the Company repurchased and cancelled 305,407 of its common shares at an average price of $44.90 for a total of $14 million (weighted average cost of $6 million). The difference of $8 million between the total price paid and the weighted average cost was recorded in Additional paid-in capital.
On April 1, 2016, the Company issued 96.6 million subscription receipts to partially fund the Columbia acquisition at a price of $45.75 each for total proceeds of approximately $4.4 billion. Each subscription receipt entitles the holder to automatically receive one common share upon closing of the Columbia acquisition on July 1, 2016. On April 29, 2016, holders of record at close of business on April 15, 2016 received a cash payment per subscription receipt that was equal to dividends declared on each common share. A second dividend equivalent payment will be made on July 29, 2016 to holders of record at the close of business on June 30, 2016. The gross proceeds from the sale of the subscription receipts, less any amounts used for dividend equivalent payments, were held in escrow until the acquisition close date of July 1, 2016 and were included in Restricted cash. For the three and six months ended June 30, 2016, $109 million of dividend equivalent payments were recorded as interest expense.
DIVIDEND REINVESTMENT PLAN
Under the Company's Dividend Reinvestment Plan, eligible holders of common and preferred shares of TransCanada can reinvest their dividends and make optional cash payments to obtain TransCanada common shares. Commencing with dividends declared on July 27, 2016, common shares will be issued from treasury at a discount of two per cent.
PREFERRED SHARES
On February 1, 2016, holders of 1.3 million Series 5 cumulative redeemable first preferred shares exercised their option to convert to Series 6 cumulative redeemable first preferred shares and receive quarterly floating rate cumulative dividends at an annual rate equal to the applicable 90-day Government of Canada treasury bill rate plus 1.54 per cent which will reset every quarter going forward. The fixed dividend rate on the remaining Series 5 preferred shares was reset for five years at 2.263 per cent per annum. Such rate will reset every five years.
On April 20, 2016, the Company completed a public offering of 20 million Series 13 cumulative redeemable first preferred shares at $25 per share resulting in gross proceeds of $500 million. The Series 13 preferred shareholders will have the right to convert their Series 13 preferred shares into Series 14 cumulative redeemable first preferred shares on May 31, 2021 and on the last business day of May of every fifth year thereafter. The holders of Series 14 preferred

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shares will be entitled to receive quarterly floating rate cumulative dividends at an annual rate equal to the sum of the applicable 90-day Government of Canada treasury bill rate plus 4.69 per cent. The fixed dividend rate on the Series 13 preferred shares was set for five years at 5.5 per cent per annum. The dividend rate will reset every five years at a rate equal to the sum of the applicable five-year Government of Canada bond yield plus 4.69 per cent but not less than 5.5 per cent per annum.
PREFERRED SHARE ISSUANCE AND CONVERSIONS
The following table summarizes the impact of the 2016 issuance and conversions of preferred shares discussed above:

(unaudited)	Number of shares issued and outstanding (thousands)	Current yield	Annual dividend per share[1]	Redemption price per share[2]	Redemption and conversion option date [2,3]	Right to convert into[3]

Cumulative first preferred shares
Series 5	12,714	2.263%	$0.56575	$25.00	January 30, 2021	Series 6
Series 6	1,286	Floating[4]	Floating	$25.00	January 30, 2021	Series 5
Series 13	20,000	5.5%	$1.375	$25.00	May 31, 2021	Series 14

[1]
Holders of the cumulative redeemable first preferred shares set out in this table are entitled to receive a fixed cumulative quarterly preferred dividend, as and when declared by the Board, with the exception of Series 6 preferred shares. The holders of Series 6 preferred shares are entitled to receive a quarterly floating rate cumulative preferred dividend as and when declared by the Board.

[2]
TransCanada may, at its option, redeem all or a portion of the outstanding shares for the redemption price per share, plus all accrued and unpaid dividends on the applicable redemption option date and on every fifth anniversary date thereafter. In addition, Series 6 preferred shares are redeemable by TransCanada at any time other than on a designated redemption option date for $25.50 per share plus all accrued and unpaid dividends on such redemption date.

[3]
The holder will have the right, subject to certain conditions, to convert their first preferred shares of a specified series into first preferred shares of another specified series on the conversion option date and every fifth anniversary thereafter.

[4]	Commencing June 30, 2016, the floating quarterly dividend rate for the Series 6 preferred shares is 2.034 per cent and will reset every quarter going forward.
9. Other comprehensive income/(loss) and accumulated other comprehensive loss
Components of other comprehensive income/(loss), including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended June 30, 2016	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains on net investment in foreign operations	5	—	5
Change in fair value of net investment hedges	(7)	1	(6)
Change in fair value of cash flow hedges	81	(26)	55
Reclassification to net income of losses on cash flow hedges	(56)	16	(40)
Reclassification to net income of actuarial gains and prior service costs on pension and other post-retirement benefit plans	6	(2)	4
Other comprehensive income on equity investments	5	(1)	4
Other comprehensive income	34	(12)	22

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three months ended June 30, 2015	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation losses on net investment in foreign operations	(135)	(2)	(137)
Change in fair value of net investment hedges	76	(18)	58
Change in fair value of cash flow hedges	(50)	14	(36)
Reclassification to net income of losses on cash flow hedges	(17)	6	(11)
Reclassification to net income of actuarial gains and prior service costs on pension and other post-retirement benefit plans	10	—	10
Other comprehensive income on equity investments	5	(1)	4
Other comprehensive loss	(111)	(1)	(112)

six months ended June 30, 2016	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation losses on net investment in foreign operations	(205)	(2)	(207)
Change in fair value of net investment hedges	(10)	2	(8)
Change in fair value of cash flow hedges	27	(11)	16
Reclassification to net income of gains on cash flow hedges	64	(24)	40
Reclassification to net income of actuarial gains and prior service costs on pension and other post-retirement benefit plans	11	(3)	8
Other comprehensive income on equity investments	9	(2)	7
Other comprehensive loss	(104)	(40)	(144)

six months ended June 30, 2015	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains on net investment in foreign operations	325	7	332
Change in fair value of net investment hedges	(283)	75	(208)
Change in fair value of cash flow hedges	(29)	8	(21)
Reclassification to net income of gains on cash flow hedges	56	(23)	33
Reclassification to net income of actuarial gains and prior service costs on pension and other post-retirement benefit plans	20	(3)	17
Other comprehensive income on equity investments	9	(2)	7
Other comprehensive income	98	62	160
The changes in AOCI by component are as follows:

three months ended June 30, 2016	Currency translation	Cash flow	Pension and OPEB plan	Equity
(unaudited - millions of Canadian $)	adjustments	hedges	adjustments	investments	Total[1]

AOCI balance at April 1, 2016	(493)	(54)	(194)	(258)	(999)
Other comprehensive (loss)/income before reclassifications[2]	(4)	56	—	—	52
Amounts reclassified from accumulated other comprehensive loss	—	(40)	4	4	(32)
Net current period other comprehensive (loss)/income	(4)	16	4	4	20
AOCI balance at June 30, 2016	(497)	(38)	(190)	(254)	(979)

[1]	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

[2]
Other comprehensive (loss)/income before reclassifications on currency translation adjustments and cash flow hedges is net of non-controlling interest gains of $3 million and losses of $1 million, respectively.

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six months ended June 30, 2016	Currency translation	Cash flow	Pension and OPEB plan	Equity
(unaudited - millions of Canadian $)	adjustments	hedges	adjustments	investments	Total[1]

AOCI balance at January 1, 2016	(383)	(97)	(198)	(261)	(939)
Other comprehensive (loss)/income before reclassifications[2]	(114)	19	—	—	(95)
Amounts reclassified from accumulated other comprehensive loss	—	40	8	7	55
Net current period other comprehensive (loss)/income[3]	(114)	59	8	7	(40)
AOCI balance at June 30, 2016	(497)	(38)	(190)	(254)	(979)

[1]	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

[2]
Other comprehensive (loss)/income before reclassifications on currency translation adjustments and cash flow hedges is net of non-controlling interest losses of $101 million and $3 million, respectively.

[3]
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $22 million ($14 million, net of tax) at June 30, 2016. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

Details about reclassifications out of AOCI into the consolidated statement of income are as follows:

	Amounts reclassified from accumulated other comprehensive loss[1]				Affected line item in the condensed consolidated statement of income
	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2016	2015	2016	2015

Cash flow hedges
Commodities	21	21	(61)	(48)	Revenue (Energy)
Foreign exchange	39	_	5	_	Interest income and other
Interest	(4)	(4)	(8)	(8)	Interest expense
	56	17	(64)	(56)	Total before tax
	(16)	(6)	24	23	Income tax expense
	40	11	(40)	(33)	Net of tax
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial loss	(6)	(10)	(11)	(20)	[2]
	2	—	3	3	Income tax expense
	(4)	(10)	(8)	(17)	Net of tax
Equity investments
Equity income	(5)	(5)	(9)	(9)	Income from equity investments
	1	1	2	2	Income tax expense
	(4)	(4)	(7)	(7)	Net of tax

[1]	All amounts in parentheses indicate expenses to the condensed consolidated statement of income.

[2]	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 10 for additional detail.

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10. Employee post-retirement benefits
The net benefit cost recognized for the Company’s defined benefit pension plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2016	2015	2016	2015	2016	2015	2016	2015

Service cost	25	27	—	—	51	54	1	1
Interest cost	29	29	3	3	59	57	5	5
Expected return on plan assets	(39)	(39)	(1)	(1)	(79)	(77)	(1)	(1)
Amortization of actuarial loss	6	8	—	1	10	17	1	2
Amortization of past service cost	—	1	—	—	—	1	—	—
Amortization of regulatory asset	5	6	—	—	9	12	—	—
Amortization of transitional obligation related to regulated business	—	—	1	1	—	—	1	1
Net benefit cost recognized	26	32	3	4	50	64	7	8

11. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TransCanada has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings and cash flow.
COUNTERPARTY CREDIT RISK
TransCanada’s maximum counterparty credit exposure with respect to financial instruments at June 30, 2016, without taking into account security held, consisted of cash and cash equivalents, restricted cash, accounts receivable, available for sale assets recorded at fair value, the fair value of derivative assets, notes, loans and advances receivable. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At June 30, 2016, there were no significant amounts past due or impaired, and there were no significant credit losses during the period.
The Company had a credit risk concentration due from a counterparty of $187 million (US$144 million) at June 30, 2016 (December 31, 2015 - $248 million (US$179 million)). This amount is expected to be fully collectible and is secured by a guarantee from the counterparty’s investment grade parent company.
NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps and foreign exchange forward contracts.
U.S. dollar-denominated debt designated as a net investment hedge

(unaudited - millions of Canadian $, unless noted otherwise)	June 30, 2016	December 31, 2015

Notional amount	28,400 (US 21,800)	23,100 (US 16,700)
Fair value	31,200 (US 24,000)	23,800 (US 17,200)

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Derivatives designated as a net investment hedge

	June 30, 2016		December 31, 2015
(unaudited - millions of Canadian $, unless noted otherwise)	Fair value[1]	Notional or principal amount	Fair value[1]	Notional or principal amount

Asset/(liability)
U.S. dollar cross-currency interest rate swaps (maturing 2016 to 2019)[2]	(499)	US 2,650	(730)	US 3,150
U.S. dollar foreign exchange forward contracts (maturing 2016 to 2017)	(37)	US 450	50	US 1,800
	(536)	US 3,100	(680)	US 4,950

[1]	Fair values equal carrying values.

[2]
In the three and six months ended June 30, 2016, net realized gains of $2 million and $4 million, respectively, (2015 - gains of $2 million and $5 million, respectively) related to the interest component of cross-currency swap settlements are included in interest expense.

FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
The fair value of the Company's Notes receivable is calculated by discounting future payments of interest and principal using forward interest rates. The fair value of Long-term debt and Junior subordinated notes is estimated using an income approach based on quoted market prices for the same or similar debt instruments from external data service providers.
Available for sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in cash and cash equivalents, restricted cash, accounts receivable, intangible and other assets, notes payable, accounts payable and other, accrued interest and other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity and would also be classified in Level II of the fair value hierarchy.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the non-derivative financial instruments, excluding those where carrying amounts approximate fair value, and would be classified in Level II of the fair value hierarchy:

	June 30, 2016		December 31, 2015
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Notes receivable[1]	158	209	214	265
Current and long-term debt[2,3]	(39,925)	(45,490)	(31,456)	(34,309)
Junior subordinated notes	(2,264)	(1,833)	(2,409)	(2,011)
	(42,031)	(47,114)	(33,651)	(36,055)

[1]	Notes receivable are included in other current assets and intangible and other assets on the condensed consolidated balance sheet.

[2]	Long-term debt is recorded at amortized cost except for US$800 million (December 31, 2015 - US$850 million) that is attributed to hedged risk and recorded at fair value.

[3]
Consolidated net income for the three and six months ended June 30, 2016 included unrealized losses of $1 million and $13 million, respectively, (2015 - gains of $3 million and nil, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$800 million of long-term debt at June 30, 2016 (December 31, 2015 - US$850 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

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Available for sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available for sale assets:

	June 30, 2016		December 31, 2015
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[2]	LMCI restricted investments	Other restricted investments[2]

Fair Values[1]
Fixed income securities (maturing within 5 years)	—	111	—	90
Fixed income securities (maturing after 10 years)	428	—	261	—
	428	111	261	90

[1]	Available for sale assets are recorded at fair value and included in intangible and other assets on the condensed consolidated balance sheet.

[2]	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

	June 30, 2016		June 30, 2015
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains/(losses) in the period
three months ended	16	—	(3)	—
six months ended	21	1	(3)	—

[1]
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

[2]	Unrealized gains and losses on other restricted investments are included in OCI.
Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.

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Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of the derivative instruments as at June 30, 2016 is as follows:

at June 30, 2016	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	22	—	—	390	412
Foreign exchange	5	—	6	15	26
Interest rate	—	6	—	1	7
	27	6	6	406	445
Intangible and other assets
Commodities[2]	3	—	—	177	180
Foreign exchange	—	—	6	—	6
Interest rate	—	8	—	1	9
	3	8	6	178	195
Total Derivative Assets	30	14	12	584	640

Accounts payable and other
Commodities[2]	(54)	—	—	(356)	(410)
Foreign exchange	—	—	(301)	(20)	(321)
Interest rate	(3)	—	—	—	(3)
	(57)	—	(301)	(376)	(734)
Other long-term liabilities
Commodities[2]	—	—	—	(182)	(182)
Foreign exchange	—	—	(247)	—	(247)
Interest rate	(3)	—	—	—	(3)
	(3)	—	(247)	(182)	(432)
Total Derivative Liabilities	(60)	—	(548)	(558)	(1,166)

[1]	Fair value equals carrying value.

[2]	Includes purchases and sales of power, natural gas and liquids.

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The balance sheet classification of the fair value of the derivative instruments as at December 31, 2015 is as follows:

at December 31, 2015	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	46	—	—	326	372
Foreign exchange	—	—	65	2	67
Interest rate	—	1	—	2	3
	46	1	65	330	442
Intangible and other assets
Commodities[2]	11	—	—	126	137
Foreign exchange	—	—	29	—	29
Interest rate	—	2	—	—	2
	11	2	29	126	168
Total Derivative Assets	57	3	94	456	610

Accounts payable and other
Commodities[2]	(112)	—	—	(443)	(555)
Foreign exchange	—	—	(313)	(54)	(367)
Interest rate	(1)	(1)	—	(2)	(4)
	(113)	(1)	(313)	(499)	(926)
Other long-term liabilities
Commodities[2]	(31)	—	—	(131)	(162)
Foreign exchange	—	—	(461)	—	(461)
Interest rate	(1)	(1)	—	—	(2)
	(32)	(1)	(461)	(131)	(625)
Total Derivative Liabilities	(145)	(2)	(774)	(630)	(1,551)

[1]	Fair value equals carrying value.

[2]	Includes purchases and sales of power and natural gas.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.

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Notional and Maturity Summary
The following tables present the maturity and notional principal or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations:

at June 30, 2016	Power	Natural Gas	Liquids	Foreign Exchange	Interest

Purchases[1]	103,576	242	1	—	—
Sales[1]	74,963	174	3	—	—
Millions of dollars	—	—	—	US 2,367	US 1,400
Maturity dates	2016-2020	2016-2020	2016	2016-2017	2016-2019

[1]	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2015	Power	Natural Gas	Foreign Exchange	Interest

Purchases[1]	70,331	133	—	—
Sales[1]	54,382	70	—	—
Millions of dollars	—	—	US 1,476	US 1,100
Maturity dates	2016–2020	2016–2020	2016	2016–2019

[1]	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
Unrealized and Realized Gains/(Losses) of Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations.

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2016	2015	2016	2015

Derivative instruments held for trading[1]
Amount of unrealized gains/(losses) in the period
Commodities[2]	187	23	120	(3)
Foreign exchange	20	30	47	1
Amount of realized (losses)/gains in the period
Commodities	(47)	(33)	(142)	(32)
Foreign exchange	13	(10)	57	(53)
Derivative instruments in hedging relationships
Amount of realized (losses)/gains in the period
Commodities	(67)	(113)	(140)	(97)
Foreign exchange	(43)	—	(106)	—
Interest rate	1	2	3	4

[1]
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell commodities are included net in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative instruments held for trading are included net in Interest expense and Interest income and other, respectively.

[2]
Following the March 17, 2016 announcement of the Company's intention to sell the U.S. Northeast merchant power assets, a loss of $49 million and a gain of $7 million (2015 - nil) were recorded in net income in the three months ended March 31, 2016 relating to discontinued cash flow hedges where it was probable that the anticipated underlying transaction would not occur as a result of a future sale.

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Derivatives in cash flow hedging relationships
The components of OCI (Note 9) related to derivatives in cash flow hedging relationships are as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre-tax)	2016	2015	2016	2015

Change in fair value of derivative instruments recognized in OCI (effective portion)[1]
Commodities	42	(50)	26	(29)
Foreign exchange	40	—	5	—
Interest rate	—	—	(1)	—
	82	(50)	30	(29)
Reclassification of (losses)/gains on derivative instruments from AOCI to net income (effective portion)[1]
Commodities[2]	(21)	(21)	61	48
Foreign exchange[3]	(39)	—	(5)	—
Interest rate[4]	4	4	8	8
	(56)	(17)	64	56
Gains/(losses) on derivative instruments recognized in net income (ineffective portion)
Commodities[2]	43	56	(15)	(7)
	43	56	(15)	(7)

[1]	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI.

[2]	Reported within revenues on the condensed consolidated statement of income.

[3]	Reported within interest income and other on the condensed consolidated statement of income.

[4]	Reported within interest expense on the condensed consolidated statement of income.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TransCanada has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2016	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Commodities	592	(475)	117
Foreign exchange	32	(32)	—
Interest rate	16	(3)	13
Total	640	(510)	130
Derivative - Liability
Commodities	(592)	475	(117)
Foreign exchange	(568)	32	(536)
Interest rate	(6)	3	(3)
Total	(1,166)	510	(656)

[1]	Amounts available for offset do not include cash collateral pledged or received.

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The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis as at December 31, 2015:

at December 31, 2015	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Commodities	509	(418)	91
Foreign exchange	96	(93)	3
Interest rate	5	(1)	4
Total	610	(512)	98
Derivative - Liability
Commodities	(717)	418	(299)
Foreign exchange	(828)	93	(735)
Interest rate	(6)	1	(5)
Total	(1,551)	512	(1,039)

[1]	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above as at June 30, 2016, the Company provided cash collateral of $259 million (December 31, 2015 - $482 million) and letters of credit of $19 million (December 31, 2015 - $41 million) to its counterparties. The Company held nil (December 31, 2015 - nil) in cash collateral and $11 million (December 31, 2015 - $2 million) in letters of credit from counterparties on asset exposures at June 30, 2016.
Credit risk related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.
Based on contracts in place and market prices at June 30, 2016, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $17 million (December 31, 2015 - $32 million), for which the Company had provided collateral in the normal course of business of nil (December 31, 2015 - nil). If the credit-risk-related contingent features in these agreements were triggered on June 30, 2016, the Company would have been required to provide additional collateral of $17 million (December 31, 2015 - $32 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

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FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined
Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.
Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.

Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.

Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities are measured using a market approach based on extrapolation of inputs that are unobservable or where observable data does not support a significant portion of the derivative's fair value. This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions. Valuation of options is based on the Black-Scholes pricing model.

Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which significant inputs are considered to be observable. As contracts near maturity and observable market data becomes available, they are transferred out of Level III and into Level II.

The fair value of the Company’s derivative instrument assets and liabilities measured on a recurring basis, including both current and non-current portions for 2016, are categorized as follows:

at June 30, 2016	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(unaudited - millions of Canadian $, pre-tax)	(Level I)[1]	(Level II)[1]	(Level III)[1]	Total

Derivative instrument assets:
Commodities	106	463	23	592
Foreign exchange	—	32	—	32
Interest rate	—	16	—	16
Derivative instrument liabilities:
Commodities	(99)	(482)	(11)	(592)
Foreign exchange	—	(568)	—	(568)
Interest rate	—	(6)	—	(6)
	7	(545)	12	(526)

[1]	There were no transfers from Level I to Level II or from Level II to Level III for the six months ended June 30, 2016.

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The fair value of the Company’s assets and liabilities measured on a recurring basis, including both current and non-current portions for 2015, are categorized as follows:

at December 31, 2015	Quoted prices in active markets (Level I)[1]	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $, pre-tax)				Total

Derivative instrument assets:
Commodities	34	462	13	509
Foreign exchange	—	96	—	96
Interest rate	—	5	—	5
Derivative instrument liabilities:
Commodities	(102)	(611)	(4)	(717)
Foreign exchange	—	(828)	—	(828)
Interest rate	—	(6)	—	(6)
	(68)	(882)	9	(941)

[1]	There were no transfers from Level I to Level II or from Level II to Level III for the year ended December 31, 2015.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre-tax)	2016	2015	2016	2015

Balance at beginning of period	9	2	9	4
Total gains included in net income	7	8	10	5
Transfers into/(out of) Level III	—	3	(3)	3
Settlements	(4)	—	(3)	—
Sales	—	—	(1)	—
Total losses included in OCI	—	(2)	—	(1)
Balance at end of period[1]	12	11	12	11

[1]
For the three and six months ended June 30, 2016, revenues include unrealized gains of $6 million and $8 million attributed to derivatives in the Level III category that were still held at June 30, 2016 (2015 - gains of $11 million and $8 million, respectively).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a less than $1 million change in the fair value of outstanding derivative instruments included in Level III as at June 30, 2016.
12. Acquisitions and dispositions
Natural Gas Pipelines
Portland Natural Gas Transmission System
On January 1, 2016, TransCanada completed the sale of a 49.9 per cent interest in Portland Natural Gas Transmission System (PNGTS) to TC PipeLines, LP for an aggregate purchase price of US$223 million. Proceeds were comprised of US$188 million in cash and the assumption of US$35 million in proportional PNGTS debt.

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Columbia Pipeline Group, Inc.
On March 17, 2016, TransCanada entered into an agreement to acquire Columbia for a purchase price of US$10.3 billion in cash. The acquisition closed on July 1, 2016. Refer to Note 15, Subsequent event for additional information on this acquisition.
Iroquois Gas Transmission System LP
On March 31, 2016, TransCanada acquired a 4.87 per cent interest in Iroquois for an aggregate purchase price of US$53.8 million, increasing TransCanada’s interest in Iroquois to 49.35 per cent. On May 1, 2016, the Company acquired an additional 0.65 per cent interest for an aggregate purchase price of US$7.2 million, further increasing TransCanada’s interest in Iroquois to 50 per cent.
TC Offshore LLC
On March 31, 2016, TransCanada completed the sale of TC Offshore LLC to a third party. This resulted in an additional loss on disposal of $4 million pre-tax which is included in loss on sale of assets in the condensed consolidated statement of income.
Energy
Ironwood
On February 1, 2016, TransCanada acquired the Ironwood natural gas fired, combined cycle power plant in Lebanon, Pennsylvania, with a capacity of 778 MW, for US$657 million in cash before post-acquisition adjustments. The Ironwood power plant delivers energy into the PJM power market. The evaluation of assigned fair value of acquired assets and liabilities is ongoing, however, preliminary findings indicate that the transaction will result in no goodwill. The Company began consolidating Ironwood as of the date of acquisition which has not had a material impact on the consolidated results of the Company. In addition, the pro forma incremental impact on the Company’s consolidated results for each of the periods presented is not material.
13. Commitments and guarantees
TransCanada and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
COMMITMENTS
TransCanada’s commitments at December 31, 2015 included fixed payments, net of sublease receipts for Alberta PPAs. As a result of the March 7, 2016 notice to terminate our Sheerness, Sundance A and Sundance B PPAs, our future obligations from December 31, 2015 have decreased by: 2016 - $195 million, 2017 - $200 million, 2018 - $141 million, 2019 - $138 million and 2020 - $115 million. Our commitments for 2021 and beyond increased by approximately $300 million as a result of the extension of premise leases in second quarter 2016.
GUARANTEES
TransCanada and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services. The Company’s exposure under certain of these guarantees is unlimited.
In addition to the guarantees for Bruce Power, the Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to delivery of natural gas, construction

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services including purchase agreements and the payment of liabilities. For certain of these entities, any payments made by TransCanada under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in other long-term liabilities. Information regarding the Company’s guarantees is as follows:

		at June 30, 2016		at December 31, 2015
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Bruce Power	ranging to 2019[2]	88	1	88	2
Sur de Texas-Tuxpan	ranging to 2040	689	46	—	—
Other jointly owned entities	ranging to 2040	116	30	139	24
		893	77	227	26

[1]	TransCanada’s share of the potential estimated current or contingent exposure.

[2]	Except for one guarantee with no termination date.
14. Variable interest entities
As a result of the implementation of the new FASB guidance on consolidation, a number of entities controlled by TransCanada are now considered to be variable interest entities (VIEs). A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The assets and liabilities of the consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations are as follows:

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	June 30,	December 31,
(unaudited - millions of Canadian $)	2016	2015

ASSETS
Current Assets
Cash and cash equivalents	61	54
Accounts receivable	51	55
Inventories	23	25
Other	8	6
	143	140
Plant, Property and Equipment	3,623	3,704
Equity Investments	592	664
Goodwill	509	541
	4,867	5,049
LIABILITIES
Current Liabilities
Accounts payable and other	64	74
Accrued interest	20	21
Current portion of long-term debt	59	45
	143	140
Regulatory Liabilities	32	33
Other Long-Term Liabilities	6	4
Deferred Income Tax Liabilities	2	—
Long-Term Debt	2,893	2,998
	3,076	3,175
Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

	June 30,	December 31,
(unaudited - millions of Canadian $)	2016	2015

Balance sheet
Equity investments	4,854	5,410
Off-balance sheet
Potential exposure to guarantees	204	227
Maximum exposure to loss	5,058	5,637

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15. Subsequent event
Acquisition of Columbia
On July 1, 2016, TransCanada acquired 100 per cent ownership of Columbia for a purchase price of US$10.3 billion in cash, based on US$25.50 per share for all of Columbia's outstanding common shares as well as restricted and performance stock units. The acquisition was financed through proceeds of approximately $4.4 billion from the sale of subscription receipts, draws on committed bridge term loan credit facilities in the aggregate amount of US$6.9 billion and existing cash on hand. The sale of the subscription receipts was completed on April 1, 2016 through a public offering. Upon closing of the acquisition, the subscription receipts were exchanged into approximately 96.6 million common shares of TransCanada. Refer to Note 6, Long-term debt for additional information on the bridge term loan credit facilities and Note 8, Equity and share capital for additional information on the subscription receipts.
Columbia operates a portfolio of 24,250 km of regulated natural gas pipelines, 300 Bcf of natural gas storage facilities and related midstream assets in various regions in the U.S. TransCanada acquired Columbia to expand the Company’s natural gas business in the U.S. market, positioning the Company for long-term growth opportunities.
The acquisition has been accounted for as a business combination using the acquisition method where the acquired tangible and intangible assets and assumed liabilities are recorded at their estimated fair values at the date of acquisition. The preliminary purchase price equation reflects management’s current best estimate of the fair value of Columbia’s assets and liabilities based on the analysis of information obtained to date. As management completes its analysis, the final purchase price equation may differ materially from the preliminary purchase price equation discussed below.

(unaudited - millions of Canadian $)	July 1, 2016

Purchase Price Consideration	13,392
Fair Value Assigned to Net Assets
Current Assets	856
Plant, Property and Equipment	9,927
Regulatory Assets	238
Other non-current assets	763
Current Liabilities	(933)
Regulatory Liabilities	(385)
Deferred Income Tax Liabilities	(2,117)
Long-Term Debt	(3,847)
Other Long-Term Liabilities	(182)
Non-controlling interests	(1,051)
Fair Value of Net Assets Acquired	3,269
Goodwill	10,123
The fair values of cash and cash equivalents, accounts receivable, inventories, other current assets and accrued interest approximate their carrying values due to their short-term nature, however, certain adjustments are expected to accounts payable and other.
Columbia’s natural gas pipelines are subject to FERC regulations and, as a result, their rate base is expected to be recovered with a reasonable rate of return over the life of the assets. These assets are expected to have fair values equal to their carrying values. The fair value of mineral rights included in Columbia’s plant, property and equipment was

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estimated using a third party valuation report, resulting in a fair value increase of $325 million. The fair value of base gas included in Columbia’s plant, property and equipment was estimated by using quoted market prices which resulted in a fair value increase of $839 million. The fair value of Columbia’s long-term debt was estimated using an income approach based on quoted market prices for similar debt instruments from external data service providers. This resulted in a $300 million increase from its carrying value. Temporary differences created as a result of fair value changes described above will result in deferred tax assets and liabilities that will be recorded at the Company's U.S. effective tax rate of 39 per cent.
The fair value of Columbia’s non-controlling interest is based on the approximately 53.8 million Columbia Pipeline Partners LP (Columbia MLP) common units outstanding to the public as of June 30, 2016, and valued at Columbia MLP’s June 30, 2016 closing price of US$15.00 per common unit.
The preliminary purchase price equation includes Goodwill of $10.1 billion. Factors that contributed to the Goodwill include the opportunity to expand the Company’s natural gas pipelines segment in the U.S. market and to gain a stronger competitive position in the North American natural gas business. The Goodwill resulting from the acquisition is not deductible for income tax purposes.
Acquisition-related expenses were approximately $10 million and $36 million for the three and six months ended June 30, 2016, respectively. These amounts are included in Plant operating costs and other in the condensed consolidated statement of income.
Upon acquisition, the Company began consolidating Columbia. The following supplemental unaudited, pro forma consolidated financial information of the Company for the three and six months ended June 30, 2016 and 2015 includes the results of operations for Columbia as if the acquisition had been completed on January 1, 2015.

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2016	2015	2016	2015

Revenues	3,155	3,020	6,148	6,315
Net Income	486	549	932	1,117
Net Income Attributable to Common Shares	394	473	718	950
Net Income per Common Share	$0.49	$0.59	$0.90	$1.18